Pricing Supplement No. J227 To the Product Supplement No. JPM-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 November 18, 2011
Credit Suisse AG
Structured Investments	Credit Suisse $5,882,000 Knock-Out Notes due May 28, 2013 Linked to the Performance of a Weighted Basket Consisting of Fifteen Reference Shares

General
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The notes are designed for investors who seek a return at maturity linked to the appreciation of an equally weighted basket of fifteen Reference Shares, as set forth below. Investors should be willing to forgo interest and dividend payments and, if the Final Basket Level is more than 23.0% below the Initial Basket Level, be willing to lose up to 100% of their investment. If the Final Basket Level is not less than the Initial Basket Level by more than 23.0%, investors will be entitled to receive at least the principal amount of their notes at maturity and will have the opportunity to participate in the appreciation of the Basket, if any. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing May 28, 2013.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes priced on November 18, 2011 (the “Pricing Date”) and are expected to settle on November 23, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to an equally weighted basket consisting of fifteen Reference Shares, including the common stocks of Pfizer Inc., Deere & Company, PepsiCo, Inc., Yum! Brands, Inc., Apple Inc., Google Inc. and Philip Morris International Inc. and the American Depositary Shares of Unilever PLC, Total S.A., BP PLC, Siemens Aktiengesellschaft, Vodafone Group Public Limited Company, Anheuser-Busch InBev SA/NV, HSBC Holdings PLC and BHP Billiton Limited (each, an “ADS”) (each a “Reference Share” and, collectively, the “Reference Shares”). The Reference Share Issuers and the Bloomberg ticker symbol, Relevant Exchange, Initial Share Price and Reference Share Weighting of each Reference Share are set forth in the table below.

Reference Share Issuer	Ticker	Relevant Exchange	Initial Share Price	Reference Share Weighting
Pfizer Inc.	PFE	NYSE	19.53	1/15
Deere & Company	DE	NYSE	74.27	1/15
PepsiCo, Inc.	PEP	NYSE	63.89	1/15
Yum! Brands, Inc.	YUM	NYSE	53.84	1/15
Apple Inc.	AAPL	NASDAQ Global Select Market	374.94	1/15
Google Inc.	GOOG	NASDAQ Global Select Market	594.88	1/15
Philip Morris International Inc.	PM	NYSE	73.09	1/15
Unilever PLC	UL	NYSE	32.17	1/15
TOTAL S.A.	TOT	NYSE	49.97	1/15
BP PLC	BP	NYSE	42.48	1/15
Siemens Aktiengesellschaft	SI	NYSE	97.04	1/15
Vodafone Group Public Limited Company	VOD	NASDAQ Global Select Market	26.96	1/15
Anheuser-Busch InBev SA/NV	BUD	NYSE	57.73	1/15
HSBC Holdings PLC	HBC	NYSE	37.98	1/15
BHP Billiton Limited	BHP	NYSE	71.92	1/15
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Basket, as follows:
•	If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will be calculated as follows:
$1,000 + ($1,000 × Basket Return)
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity.
•
If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the greater of (i) the Basket Return and (ii) zero. In this case, you will be entitled to receive at least the principal amount of your investment at maturity, subject to our ability to pay our obligations as they become due.

Knock-Out Event:
A Knock-Out Event occurs if the Final Basket Level is less than the Initial Basket Level by more than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if the Final Basket Level is less than 77.0.

Knock-Out Buffer Amount:	23.0%
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100
Final Basket Level:	The Final Basket Level will be calculated as follows:
100 × [1 + (the sum of the Underlying Returns of each Reference Share) × (1/15)]
Underlying Return:	With respect to each Reference Share, the Underlying Return will be calculated as follows using the Final Share Price of such Reference Share and the Initial Share Price of such Reference Share:
Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	For each Reference Share, as set forth in the table above.
Final Share Price:	For each Reference Share, the closing price for such Reference Share on the Valuation Date.
Valuation Date:†	May 22, 2013
Maturity Date:†	May 28, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546THE4

† The Valuation Date is subject to postponement in respect of each Reference Share if such date is not an underlying business day for such Reference Share or as a result of a market disruption event in respect of such Reference Share, and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed for any Reference Share, in each case as described herein.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” beginning on page PS-2 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$12.50	$987.50
Total	$5,882,000.00	$73,525.00	$5,808,475.00

(1) Certain fiduciary accounts will pay a purchase price of $987.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will received a fee from Credit Suisse or one of our affiliates of $12.50 per $1,000 principal amount of notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,882,000.00	$674.08

J.P.Morgan
Placement Agent
November 18, 2011

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-I dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003155/a2191793z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Basket, assuming an Initial Basket Level of 100 and reflecting the Knock-Out Buffer Amount of 23.0%. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the Final Basket Level and on whether a Knock-Out Event occurs. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Return on the Notes	Payment at Maturity
200.00	100.00%	100.00%	$2,000.00
190.00	90.00%	90.00%	$1,900.00
180.00	80.00%	80.00%	$1,800.00
170.00	70.00%	70.00%	$1,700.00
160.00	60.00%	60.00%	$1,600.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
77.00	-23.00%	0.00%	$1,000.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the payment at maturity is calculated.

Example 1: The Final Basket Level increases from the Initial Basket Level of 100 to a Final Basket Level of 110. Because the Basket Return is 10%, a Knock-Out Event has not occurred and the investor receives a payment at maturity of $1,100 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the greater of the Basket Return and zero)
	=	$1,000 + ($1,000 × 10%)
	=	$1,100

Example 2: The Final Basket Level decreases from the Initial Basket Level of 100 to a Final Basket Level of 80. Because the Basket Return is -20%, a Knock-Out Event has not occurred and the investor receives a payment at maturity of $1,000 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the greater of the Basket Return and zero)
	=	$1,000 + ($1,000 × 0)
	=	$1,000

Example 3: The Final Basket Level decreases from the Initial Basket Level of 100 to a Final Basket Level of 70. Because the Basket Return is -30%, a Knock-Out Event has occurred and the investor receives a payment at maturity of $700 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Basket Return)
	=	$1,000 + ($1,000 × -30%)
	=	$700

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Basket at maturity, if any. If the Final Basket Level has not declined as compared to the Initial Basket Level by more than the Knock-Out Buffer Amount, you will be entitled to receive at least the principal amount of your notes at maturity. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO A BASKET OF FIFTEEN REFERENCE SHARES — The return on the notes is linked to the performance of a Basket, which consists of fifteen Reference Shares. These Reference Shares are the common stocks of Pfizer Inc., Deere & Company, PepsiCo, Inc., Yum! Brands, Inc., Apple Inc., Google Inc. and Philip Morris international Inc. and the American Depositary Shares of Unilever PLC, TOTAL S.A., BP PLC, Siemens Aktiengesellschaft, Vodafone Group Public Limited Company, Anheuser-Busch InBev SA/NV, HSBC Holdings PLC and BHP Billiton Limited. For additional information about the Reference Shares, see the information set forth under “The Reference Shares” below.

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THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “The Material United States Federal Income Tax Considerations” in this pricing supplement for a discussion of the material U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
THE RETURN ON THE NOTES WILL BE AFFECTED BY THE KNOCK-OUT BUFFER AMOUNT AND THE OCCURRENCE OF A KNOCK-OUT EVENT — If the Final Basket Level has declined from the Initial Basket Level by more than the Knock-Out Buffer Amount of 23.0%, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level. In these circumstances, you will lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the Basket.

•
CHANGES IN THE VALUES OF THE REFERENCE SHARES MAY OFFSET EACH OTHER — Movements in the prices of the Reference Shares may not correlate with each other. At a time when the price of one or more of the Reference Shares increases, the prices of the other Reference Shares may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, an increase in the price of one or more of the Reference Shares may be moderated, or more than offset, by a lesser increase or decline in the price of the other Reference Shares.

•
NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Reference Shares. In addition, the Reference Share Issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Shares and the notes.

•
NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with any Reference Share Issuer. We assume no responsibility for the adequacy of the information about the Reference Share Issuers contained in this pricing supplement. You should make your own investigation into the Reference Shares and the Reference Share Issuers. We are not responsible for the Reference Share Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs, AND THE RIGHTS OF HOLDERS OF COMMON STOCKS— Because the notes are linked, in part, to the performance of the ADSs of Unilever PLC, Total S.A., BP PLC, Siemens Aktiengesellschaft, Vodafone Group Public Limited Company, Anheuser-Busch InBev SA/NV, HSBC Holdings PLC and BHP Billiton Limited (the “ADSs”), each representing the relevant number of common shares of the relevant Reference Share Issuer (which we refer to as “the applicable Underlying Stock”), you should be aware that your note is linked, in part, to the price of such ADSs and not the applicable Underlying Stock. There are important differences between the rights of holders of the ADSs and holders of the applicable Underlying Stock. An ADS is a security evidenced by American Depositary Receipts that represents the applicable Underlying Stock. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the Reference Share Issuer, the relevant ADS depositary and holders of the ADSs, as applicable, which may be different from the rights of holders of the applicable Underlying Stock. The rights of holders of the ADSs may be different from the rights of holders of the applicable Underlying Stock. For example, a Reference Share Issuer may make distributions in respect of the applicable Underlying Stock that are not passed on to the holders of the corresponding ADSs. Any such differences between the rights of holders of the ADSs and holders of applicable Underlying Stock may be significant and may materially and adversely affect the value of the notes.

•
RISKS ASSOCIATED WITH NON-U.S. SECURITIES— An investment in the notes is linked, in part, to the value of the ADSs representing, in each case, interests in the applicable Underlying Stock. Each applicable Underlying Stock is issued by a foreign issuer, and involves risks associated with investments in such Reference Share Issuer’s home country or jurisdiction. Each ADS is quoted and traded in U.S. dollars on the applicable Relevant Exchange and may trade differently from the applicable Underlying Stock. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of the applicable Reference Share Issuers, including changes in government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of any such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environment.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK— Because each ADS is quoted and traded in U.S. dollars on the applicable Relevant Exchange, whereas each applicable Underlying Stock is quoted in a foreign currency and traded on a foreign stock exchange, fluctuations in the exchange rate between such foreign currency and the U.S. dollar will likely affect the value of such ADS and the applicable Underlying Stock and, as a result, will likely affect the market price of such ADS trading on the applicable Relevant Exchange. These trading differences and currency exchange rates may affect the market value of the notes and whether the Final Share Price of such ADS will be greater than, equal to or less than its Initial Share Price. Each such foreign currency has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of each such foreign currency and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between each such foreign currency and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the relevant country or jurisdiction and the United States, including economic and political developments in other countries or jurisdictions. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in such country or jurisdiction and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by such country or jurisdiction and the United States and other jurisdictions important to international trade and finance.

•
HEDGING AND TRADING IN THE REFERENCE SHARES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Shares or instruments related to one or more of the Reference Shares. We or our affiliates may also trade in the Reference Shares or instruments related to the Reference Shares from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for a Reference Share for certain events affecting such Reference Share. However, an adjustment will not be required in response to all events that could affect a Reference Share. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Adjustments” below for further information.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time engage in business with any of the Reference Share Issuers, including extending loans to, or making equity investments in, any of the Reference Share Issuers or providing advisory services to such Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the relevant Reference Share Issuers and these reports may or may not recommend that investors buy or hold the relevant Reference Shares. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Basket during the term of the notes, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the Final Basket Level has decreased, as compared to the Initial Basket Level, by more than the Knock-Out Buffer Amount;

o	the expected volatility of the Reference Shares;

o	the time to maturity of the notes;

o	the dividend rates paid on the Reference Shares;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Shares or markets generally and which may affect the level of the Basket;

o	the occurrence of certain events to any Reference Share that may or may not require an anti-dilution adjustment for such Reference Share;

o
the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies of the countries or jurisdictions of the Reference Share Issuers for which ADSs are included in the Basket; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

All information contained herein with respect to the Reference Shares and the Reference Share Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Exchange Act are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information.

Historical Information of the Reference Shares and the Basket

The following graphs set forth the historical performance of the Reference Shares (except for the common stock of Philip Morris International Inc. and the American Depositary Shares of Anheuser-Busch InBev SA/NV) based on the closing prices (in U.S. dollars) of such Reference Shares from January 3, 2006 through November 18, 2011, the historical performance of the common stock of Philip Morris International Inc. from March 17, 2008 through November 18, 2011 and the historical performance of the American Depositary Shares of Anheuser-Busch InBev SA/NV as well as the Basket as a whole from September 16, 2009 through November 18, 2011. The graph of the historical Basket performance assumes the level of the Basket on November 18, 2011 was 100 and the Reference Share Weightings were as specified on the cover of this pricing supplement. We obtained the closing prices of the Reference Shares below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since the commencement of trading of each Reference Share, the price of each Reference Share has experienced significant fluctuations. The historical performance of each Reference Share and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Final Share Price of any of the Reference Shares. We cannot give you assurance that the performance of the Basket will result in any return of your investment. Any payment at maturity is subject to our ability to pay our obligations as they become due. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on any Reference Share.

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer is a research-based, global biopharmaceutical company. Pfizer also collaborates with other biopharmaceutical companies, healthcare providers, governments and local communities to support and expand access to healthcare around the world. The common stock of Pfizer, par value $0.05 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pfizer herein. Pfizer’s SEC file number is 1-3619.

Historical Information of the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one share of the common stock of Pfizer on November 18, 2011 was $19.53.

Deere & Company (“Deere & Company”)

According to its publicly available filings with the SEC, Deere & Company and its subsidiaries manufacture and distribute a line of agricultural equipment, a variety of commercial, consumer and landscape equipment and products and equipment for construction and forestry and provide related financings. The common stock of Deere & Company, par value $1.00 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Deere & Company herein. Deere & Company’s SEC file number is 1-4121.

Historical Information of the Common Stock of Deere & Company

The following graph sets forth the historical performance of the common stock of Deere & Company based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one share of the common stock of Deere & Company on November 18, 2011 was $74.27.

PepsiCo, Inc. (“PepsiCo”)

According to its publicly available filings with the SEC, PepsiCo is a global food, snack and beverage company that makes, markets and sells foods and beverages internationally. The common stock of PepsiCo, par value $0.0167 per share, is registered under the Exchange Act and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of PepsiCo herein. PepsiCo’s SEC file number is 1-1183.

Historical Information of the Common Stock of PepsiCo

The following graph sets forth the historical performance of the common stock of PepsiCo based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one share of the common stock of PepsiCo on November 18, 2011 was $63.89.

Yum! Brands, Inc. (“Yum! Brands”)

According to its publicly available filings with the SEC, Yum! Brands is a quick service restaurant company that develops, operates, franchises and licenses a system of restaurants which prepare, package and sell a menu of quick service food items. The common stock of Yum! Brands, no par value, is registered under the Exchange Act and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Yum! Brands herein. Yum! Brands’ SEC file number is 1-13163.

Historical Information of the Common Stock of Yum! Brands

The following graph sets forth the historical performance of the common stock of Yum! Brands based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one share of the common stock of Yum! Brands on November 18, 2011 was $53.84.

Apple Inc. (“Apple”)

According to its publicly available filings with the SEC, Apple designs, manufactures and markets personal computers, mobile communication and media devices and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock of Apple, no par value, is registered under the Exchange Act and is listed on the NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of Apple herein. Apple’s SEC file number is 000-10030.

Historical Information of the Common Stock of Apple

The following graph sets forth the historical performance of the common stock of Apple based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one share of the common stock of Apple on November 18, 2011 was $374.94.

Google Inc. (“Google”)

According to its publicly available filings with the SEC, Google is a global technology company focused on improving the ways people connect with information that generates revenue primarily by delivering online advertising. The Class A common stock of Google, par value $0.001 per share, is registered under the Exchange Act and is listed on the NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of Google herein. Google’s SEC file number is 000-50726.

Historical Information of the Class A Common Stock of Google

The following graph sets forth the historical performance of the common stock of Google based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one share of the common stock of Google on November 18, 2011 was $594.88.

Philip Morris International Inc. (“Philip Morris”)

According to its publicly available filings with the SEC, Philip Morris is a Virginia holding company. Its subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America. Philip Morris’ products are sold in approximately 180 countries. The common stock of Philip Morris, no par value, is registered under the Exchange Act and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Philip Morris herein. Philip Morris’ SEC file number is 001-33708.

Historical Information of the Common Stock of Philip Morris

The following graph sets forth the historical performance of the common stock of Philip Morris based on its daily closing price (in U.S. dollars) from March 17, 2008 through November 18, 2011. The closing price of one share of the common stock of Philip Morris on November 18, 2011 was $73.09.

Unilever PLC (“Unilever”)

According to its publicly available filings with the SEC, Unilever oversees more than 400 brands focused on health and wellbeing. The ADSs of Unilever, each representing one ordinary share of Unilever, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Unilever herein. Unilever’s SEC file number is 001-04546.

Historical Information of the American Depositary Shares of Unilever

The following graph sets forth the historical performance of the ADSs of Unilever based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one ADS of Unilever on November 18, 2011 was $32.17.

TOTAL S.A. (“TOTAL”)

According to its publicly available filings with the SEC, TOTAL has activities in oil industry sectors, including the upstream (oil and gas exploration and development and production) and downstream (refining, marketing and trading and shipping of crude oil and petroleum products) segments, along with operations in base chemicals and specialty chemicals. TOTAL also has interests in the coal mining and power generation sectors. The ADSs of TOTAL, each representing one share of TOTAL, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of TOTAL herein. TOTAL’s SEC file number is 1-10888.

Historical Information of the American Depositary Shares of TOTAL

The following graph sets forth the historical performance of the ADSs of TOTAL based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one ADS of TOTAL on November 18, 2011 was $49.97.

BP PLC (“BP”)

According to its publicly available filings with the SEC, BP is an international oil and gas company and provides customers with fuel, energy, retail services and petrochemicals products. The ADSs of BP, each representing six ordinary shares of BP, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of BP herein. BP’s SEC file number is 1-6262.

Historical Information of the American Depositary Shares of BP

The following graph sets forth the historical performance of the ADSs of BP based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one ADS of BP on November 18, 2011 was $42.48.

Siemens Aktiengesellschaft (“Siemens”)

According to its publicly available filings with the SEC, Siemens is a multi-national business for electronics and electrical engineering, and its operations are focused on the industry, energy and healthcare sectors. The ADSs of Siemens, each representing one common share of Siemens, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Siemens herein. Siemens’ SEC file number is 1-15174.

Historical Information of the American Depositary Shares of Siemens

The following graph sets forth the historical performance of the ADSs of Siemens based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one ADS of Siemens on November 18, 2011 was $97.04.

Vodafone Group Public Limited Company (“Vodafone”)

According to its publicly available filings with the SEC, Vodafone is a mobile carrier and provides domestic, international and roaming voice services to customers worldwide. The ADSs of Vodafone, each representing ten ordinary shares of Vodafone, are listed on the NASDAQ Global Select Market, which we refer to as the Relevant Exchange for purposes of Vodafone herein. Vodafone’s SEC file number is 001-10086.

Historical Information of the American Depositary Shares of Vodafone

The following graph sets forth the historical performance of the ADSs of Vodafone based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one ADS of Vodafone on November 18, 2011 was $26.96.

Anheuser-Busch InBev SA/NV (“Anheuser-Busch”)

According to its publicly available filings with the SEC, Anheuser-Busch is a holding company of Anheuser-Busch, Incorporated and operates in the domestic beer, international beer, soft drinks, packaging and entertainment business segments. The ADSs of Anheuser-Busch, each representing one ordinary share of Anheuser-Busch, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Anheuser-Busch herein. Anheuser-Busch’s SEC file number is 1-34455.

Historical Information of the American Depositary Shares of Anheuser-Busch

The following graph sets forth the historical performance of the ADSs of Anheuser-Busch based on its daily closing price (in U.S. dollars) from September 16, 2009 through November 18, 2011. The closing price of one ADS of Anheuser-Busch on November 18, 2011 was $57.73.

HSBC Holdings PLC (“HSBC”)

According to its publicly available filings with the SEC, HSBC is a banking and financial services organization and provides a range of financial services to customers worldwide through its personal financial services, commercial banking, global banking and markets and global private banking customer groups. The ADSs of HSBC, each representing five ordinary shares of HSBC, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of HSBC herein. HSBC’s SEC file number is 1-14930.

Historical Information of the American Depositary Shares of HSBC

The following graph sets forth the historical performance of the ADSs of HSBC based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one ADS of HSBC on November 18, 2011 was $37.98.

BHP Billiton Limited (“BHP”)

According to its publicly available filings with the SEC, BHP is a natural resources company and discovers, acquires, develops and markets natural resource and produces commodities, including aluminum, energy coal, metallurgical coal, copper, manganese, iron ore, uranium, nickel, silver and titanium minerals. The ADSs of BHP, each representing two ordinary shares of BHP, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of BHP herein. BHP’s SEC file number is 001-09526.

Historical Information of the American Depositary Shares of BHP

The following graph sets forth the historical performance of the ADSs of BHP based on its daily closing price (in U.S. dollars) from January 3, 2006 through November 18, 2011. The closing price of one ADS of BHP on November 18, 2011 was $71.92.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the daily Basket Closing Level from September 16, 2009 through November 18, 2011. The following graph assumes the Basket Closing Level on November 18, 2011 was 100 and the Reference Share Weightings were as specified on the cover page of this pricing supplement.

Definitions

To the extent the terms described herein differ from or are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described herein control.

For one unit of any Reference Share, the “closing price” on any underlying business day or trading day for such Reference Share means the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market LLC, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Reference Share (or such other security) is listed or admitted to trading, multiplied by the Share Adjustment Factor (as defined below) for such Reference Share.

An “underlying business day” for any Reference Share is any day, as determined by the calculation agent, that is (or, but for the occurrence of a market disruption event in respect of such Reference Share, would have been) a day on which trading is generally conducted on the Relevant Exchange, or Related Exchanges (each as defined herein) for such Reference Share, other than a day on which one or more of such Relevant Exchanges and Related Exchanges is scheduled to close prior to its regular weekday closing time.

“Relevant Exchange” means, with respect to any Reference Share, the principal exchange on which such Reference Share is traded.

“Related Exchange” means, with respect to any Reference Share, any exchange on which futures or options contracts relating to such Reference Share are traded.

Market Disruption Events

A “market disruption event” is, in respect of a Reference Share:

(a)
the occurrence or existence of a suspension, absence or material limitation of trading of such Reference Share on the Relevant Exchange for such Reference Share for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange;

(b)
a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for such Reference Share as a result of which the reported trading prices for such Reference Share during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

(c)
a suspension, absence or material limitation of trading on the primary Related Exchange or market for trading in futures or options contracts related to such Reference Share, if available, during the one-half hour period preceding the close of the principal trading session of such Related Exchange or market; or

(d)	a decision to permanently discontinue trading in such futures or options contracts,

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to effect transactions in such Reference Share or any instrument related to such Reference Share or to adjust or unwind all or a material portion of any hedge position in such Reference Share with respect to the notes.

For the purpose of determining whether a market disruption event in respect of a Reference Share has occurred:

(a)
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the Relevant Exchange for such Reference Share or the primary Related Exchange or market for trading in futures or options contracts related to such Reference Share;

(b)
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(c)	a suspension of trading in futures or options contracts related to such Reference Share by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Reference Share, as determined by the calculation agent in its sole discretion; and

(d)
a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to such Reference Share are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the calculation agent determines that a market disruption event exists in respect of any Reference Share on the Valuation Date for such Reference Share, then the Valuation Date for such Reference Share will be postponed to the first succeeding underlying business day for such Reference Share on which the calculation agent determines that no market disruption event exists in respect of such Reference Share, unless the calculation agent determines that a market disruption event exists in respect of such Reference Share on each of the five underlying business days for such Reference Share immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding underlying business day for such Reference Share following the scheduled Valuation Date will be deemed to be the Valuation Date in respect of such Reference Share, notwithstanding the existence of a market disruption event for such Reference Share, and (b) the calculation agent will determine the closing price of such Reference Share on that fifth succeeding underlying business day using its good faith estimate of the settlement price of such Reference Share that would have prevailed on the Relevant Exchange for such Reference Share on that deemed Valuation Date.

The Valuation Date for each Reference Share not affected by a market disruption event will be the scheduled Valuation Date for such Reference Share. If the Valuation Date for any Reference Share is postponed as a result of a market disruption event as described above or because the scheduled Valuation Date is not an underlying business day for any Reference Share, then the Maturity Date will be postponed to the fifth business day following the Valuation Date for any Reference Share as postponed.

Adjustments

For purposes of these adjustments, all adjustments to the Share Adjustment Factors will be made as if the relevant applicable Underlying Stock is serving as the relevant Reference Share. Therefore, for example, if an applicable Underlying Stock is subject to a two-for-one stock split and assuming the Share Adjustment Factor for such applicable Underlying Stock is equal to one, such Share Adjustment Factor would be adjusted to be equal to two. The term “dividend,” means a dividend paid by a Reference Share Issuer, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

No adjustment to the closing price of the Reference Shares or the Share Adjustment Factors, including those described below, will be made if (1) holders of the Reference Shares are not eligible to participate in any of the transactions described below or (2) (and to the extent that) the calculation agent determines in its sole discretion that a Reference Share Issuer has adjusted the number of shares of the applicable Underlying Stock represented by one such Reference Share so that the closing price of the applicable Reference Shares would not be affected by the corporate event in question. However, to the extent that the number of shares of such applicable Underlying Stock represented by one such Reference Share is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect such change.

For the purposes of calculating the closing price of each Reference Share on any trading day, the closing price of each Reference Share will be multiplied by the Share Adjustment Factor for such Reference Share, which will initially be set to 1.0. No adjustments to any Share Adjustment Factor will be required other than those specified below.

The calculation agent will not be required to make any adjustments to any Share Adjustment Factor after the close of business on the Valuation Date.

The required adjustments specified below do not cover all events that could affect the closing prices of the Reference Shares. No adjustment to the Share Adjustment Factor for a Reference Share will be required unless such adjustment would require an increase or decrease of at least 1% of such Share Adjustment Factor, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment of such Share Adjustment Factor.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factors for the Reference Shares and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below and its determinations and calculations will be conclusive absent manifest error.

Stock Splits and Reverse Stock Splits

If a Reference Share is subject to a stock split or reverse stock split, then once such split has become effective, the Share Adjustment Factor for such Reference Share will be adjusted so that the new Share Adjustment Factor for such Reference Share equals the product of:

•	the prior Share Adjustment Factor for such Reference Share, and

•
the number of shares that a holder of one share of such Reference Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If a Reference Share is subject to a (i) stock dividend, i.e., an issuance of additional shares of such Reference Share, that is given ratably to all or substantially all holders of such Reference Share, or (ii) distribution of shares of such Reference Share as a result of the triggering of any provision of the corporate charter of the Reference Share Issuer of such Reference Share or otherwise, then, once such Reference Share is trading ex-dividend, the Share Adjustment Factor for such Reference Share will be adjusted so that the new Share Adjustment Factor for such Reference Share equals the prior Share Adjustment Factor for such Reference Share plus the product of:

•	the prior Share Adjustment Factor for such Reference Share, and

•	the number of additional shares of such Reference Share issued in the stock dividend or distribution with respect to one share of such Reference Share.

Non-Cash Dividends or Distributions

If a Reference Share Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of such Reference Share Issuer to all or substantially all holders of its Reference Shares (other than dividends, distributions or issuances referred to under “—Stock Splits and Reverse Stock Splits” or “—Stock Dividends or Distributions” above or “—Issuance of Transferable Rights or Warrants” or “—Extraordinary Cash Dividends or Distributions” below), then, once such Reference Share is trading ex-dividend, the Share Adjustment Factor for such Reference Share will be adjusted so that the new Share Adjustment Factor for such Reference Share equals the product of:

•	the prior Share Adjustment Factor for such Reference Share, and

•
a fraction, the numerator of which is the Current Market Price of such Reference Share and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of a Reference Share means the arithmetic average of the closing prices of one share of such Reference Share for the ten underlying business days prior to the underlying business day immediately preceding the Ex-Dividend Date of the dividend or distribution requiring an adjustment to the Share Adjustment Factor for such Reference Share.

The “Ex-Dividend Date,” with respect to a dividend or other distribution on a Reference Share means the first trading day for such Reference Share on which transactions in such Reference Share trade on the Relevant Exchange for such Reference Share without the right to receive that dividend or other distribution.

The “Fair Market Value” of a distribution on a Reference Share means the value of the property distributed in respect of one share of such Reference Share in such distribution on the Ex-Dividend Date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the Ex-Dividend Date on a U.S. national securities exchange or on a non-U.S. securities exchange or market, the Fair Market Value per share or other unit of such distributed property will equal the closing price of one share or other unit of such distributed property on such Ex-Dividend Date, as determined by the calculation agent.

Notwithstanding the foregoing, a distribution on a Reference Share described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section will not cause an adjustment to the applicable Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only be treated as a Reorganization Event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on a Reference Share described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section will not cause an adjustment to the applicable Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

Extraordinary Cash Dividends or Distributions

If a Reference Share Issuer pays a dividend or makes another distribution consisting exclusively of cash to all or substantially all holders of a Reference Share during any fiscal quarter during the term of the notes in an aggregate amount that, together with all other such cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor for such Reference Share has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section, exceeds the Dividend Threshold for such Reference Share, then, once such Reference Share is trading ex-dividend, the Share Adjustment Factor for such Reference Share will be adjusted so that the new Share Adjustment Factor for such Reference Share equals the product of:

•	the prior Share Adjustment Factor for such Reference Share, and

•
a fraction, the numerator of which is the Current Market Price of such Reference Share and the denominator of which is the amount by which such Current Market Price exceeds the aggregate amount in cash per share that the Reference Share Issuer distributes in such cash dividend or distribution together with all other cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor for such Reference Share has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section to holders of such Reference Share in excess of the Dividend Threshold for such dividend or distribution.

For the avoidance of doubt, the Share Adjustment Factor for a Reference Share may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold for such dividends or distributions. If the Share Adjustment Factor for a Reference Share has been previously adjusted in a particular quarterly fiscal period because of a cash dividend or distribution that exceeds the Dividend Threshold for such dividend or distribution, a subsequent adjustment will be made if the relevant Reference Share Issuer pays a cash dividend or makes another distribution during such quarterly fiscal period in an aggregate amount that, together with all other such cash dividends or distributions since the last adjustment to the Share Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold for such Reference Share) exceeds the Dividend Threshold for such dividend or distribution. Such subsequent adjustments to the Share Adjustment Factor will only take into account the cash dividends or distributions during such quarterly fiscal period made since the last adjustment to the Share Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold for such Reference Share.

The “Dividend Threshold,” with respect to a dividend or distribution, is equal to the sum of (x) the aggregate amount of any cash dividends or other cash distributions paid per share of a Reference Share in the quarterly fiscal period in which the Ex-Dividend Date for such dividend or distribution occurs, plus (y) 10% of the closing price of one share of such Reference Share on the trading day immediately preceding the Ex-Dividend Date.

Issuance of Transferable Rights or Warrants

If a Reference Share Issuer issues transferable rights or warrants to all its Reference Share holders to subscribe for or purchase shares of such Reference Share, including new or existing rights to purchase shares of such Reference Share, at an exercise price per share that is less than the closing price of one share of such Reference Share on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants, pursuant to a shareholder’s rights plan or arrangement or otherwise, and if the expiration date of such rights or warrants precedes the Maturity Date, then the Share Adjustment Factor for such Reference Share will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new Share Adjustment Factor for such Reference Share equals the prior Share Adjustment Factor for such Reference Share plus the product of:

•	the prior Share Adjustment Factor for such Reference Share, and

•	the number of shares of such Reference Share that could be purchased in the market with the cash value of such rights or warrants distributed on one share of such Reference Share.

The number of shares of such Reference Share that could be purchased in the market will be based on the closing price of such Reference Share on the date the new Share Adjustment Factor for such Reference Share is determined. The cash value of such rights or warrants, if the rights or warrants are traded on a U.S. national securities exchange or a non-U.S. securities exchange or market , will equal the closing price of such rights or warrants, or, if the rights or warrants are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Share Adjustment Factor is determined, provided that if only two such bid prices are available, then the cash value of such rights or warrants will equal the average (mean) of such bids and, if only one such bid is available, then the cash value of such rights or warrants will equal such bid.

Reorganization Events

If, prior to the Maturity Date,

(a)	there occurs any reclassification or change of a Reference Share, including, without limitation, as a result of the issuance of tracking stock by the Reference Share Issuer of such Reference Share,

(b)
a Reference Share Issuer, or any surviving entity or subsequent surviving entity of such Reference Share Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity, or is the surviving entity but all outstanding shares of the relevant Reference Share are exchanged for or converted into other property,

(c)	any statutory exchange of the Reference Shares of a Reference Share Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	a Reference Share Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
a Reference Share Issuer issues to all of its shareholders equity securities of an issuer other than such Reference Share Issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-Off Event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of a Reference Share Issuer and is consummated and completed for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the Final Share Price or, in the case of a Spin-Off Event, the Share Adjustment Factor for such Reference Share will be adjusted as set forth below.

If a Reorganization Event with respect to a Reference Share, other than a Spin-Off Event, occurs as a result of which the holders of such Reference Share receive Exchange Property, then the closing price on any day for such Reference Share will be determined by reference to the value of the Exchange Property following the effective date for such Reorganization Event. The value of the Exchange Property will be calculated as the sum of the values of the components of the Exchange Property as described below:

•
If the Exchange Property consists of securities (including, without limitation, securities of the Reference Share Issuer or securities of foreign issuers represented by American depositary receipts) traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market (“Exchange Traded Securities”), the value of such Exchange Property will equal the closing price on the Relevant Exchange or market for such Exchange Traded Securities.

•
if the Exchange Property consists of cash, property other than Exchange Traded Securities or a combination thereof, the calculation agent will value such Exchange Property as if such Exchange Property was liquidated on the date holders of such Reference Share received such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of such Exchange Property will equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation or liquidation of such non-cash Exchange Property.

“Exchange Property,” with respect to a Reference Share that is subject to a Reorganization Event other than a Spin-Off Event, will consist of any shares of such Reference Share that continue to be held by the holders of such Reference Share and any securities, cash or any other assets distributed to the holders of such Reference Share with respect to one share of such Reference Share in or as a result of such Reorganization Event. In the event of any Reorganization Event in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the calculation agent in its sole discretion. No interest will accrue on any Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of a Reference Share Issuer that is consummated and completed for all or substantially all of such shares and that involves Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

The calculation agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs, the value thereof and its effect on the Final Share Price of the relevant Reference Share.

If a Spin-Off Event with respect to a Reference Share occurs, then, on and after the Ex-Dividend Date for the distribution of equity securities subject to such Spin-Off Event, the Share Adjustment Factor for such Reference Share will be adjusted so that the new Share Adjustment Factor for such Reference Share equals the product of:

•	the prior Share Adjustment Factor for such Reference Share, and

•
a fraction, the numerator of which is the closing price per share of such Reference Share on the trading day immediately preceding the Ex-Dividend Date with respect to the Spin-Off Event and the denominator of which is the closing price per share of such Reference Share on the trading day immediately succeeding the Ex-Dividend Date with respect to the Spin-Off Event.

As a result, following a Spin-Off Event, holders of the notes will not participate in any way in the returns or market performance of the equity securities issued to holders of such Reference Share in such Spin-Off Event.

Delisting of ADSs or termination of ADS facility

If any Reference Share that is an ADS is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act, or included in the OTC Bulletin Board, or if the ADS facility between the applicable Reference Share Issuer and the applicable ADS depositary is terminated for any reason, then, on and after the date such Reference Share is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the calculation agent, in its sole discretion without consideration for the interests of investors, will either (A) determine the relevant Successor Reference Share (as defined below) to such Reference Share after the close of the principal trading session on the trading day immediately prior to the change date in accordance with the following paragraph (each successor stock as so determined, a “Successor Reference Share” and such successor equity security issuer, a “Successor Reference Share Issuer”) or (B) select the applicable Underlying Stock to replace such Reference Share.

Each such “Successor Reference Share” with respect to the relevant Reference Share will be the ADS of a company selected by the calculation agent from among the ADSs of three companies organized in, or with its principal executive office located in, the country in which the relevant Reference Share Issuer of is organized, or has its principal executive office, and that are then registered to trade on the NYSE or The NASDAQ Stock Market with the same primary Standard Industrial Classification Code (“SIC Code”) as the relevant Reference Share that, in the sole discretion of the calculation agent, is the most comparable to such Reference Share, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility; provided, however, that such Successor Reference Share will not be any ADS that is (or the underlying equity security for which is) subject to a trading restriction under the trading restriction policies of Credit Suisse or any of its affiliates that would materially limit the ability of Credit Suisse or any of its affiliates to hedge the securities with respect to such ADS (a “Hedging Restriction”); provided further that if such Successor Reference Share cannot be identified as set forth above for which a Hedging Restriction does not exist, such Successor Reference Share will be selected by the calculation agent and will be the ADS of a company that (i) is organized in, or with its principal executive office located in, the country in which the issuer of the relevant Reference Share is organized, or has its principal executive office, (ii) is then registered to trade on the NYSE or The NASDAQ Stock Market, (iii) in the sole discretion of the calculation agent, is the most comparable to such Reference Share, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility, (iv) is within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the relevant Reference Share and (v) is not subject to a Hedging Restriction. Notwithstanding the foregoing, if such Successor Reference Share cannot be identified in the country in which the issuer of the applicable Reference Share is organized, or has its principal executive office, as set forth above, such Successor Reference Share will be selected by the calculation agent and will be a equity security of a company that is then registered to trade on the NYSE or The NASDAQ Stock Market with the same primary SIC Code as the relevant Reference Share that in the sole discretion of the calculation agent, is the most comparable to such Reference Share, taking into account such factors as the calculation agent deems relevant including, without limitation, market capitalization, dividend history and stock price volatility and that is not subject to a Hedging Restriction.

Upon the determination by the calculation agent of any Successor Reference Shares pursuant to clause (A) of the first paragraph under “—Delisting of ADSs or termination of ADS facility,” on and after the change date, references to “Reference Shares” will no longer be deemed to refer to any applicable original Reference Shares and will be deemed instead to refer to any such Successor Reference Shares for all purposes, and references in this pricing supplement to applicable “Reference Share Issuer” of the applicable original Reference Shares will be deemed to be to any such Successor Reference Share Issuer. Upon the selection of any Successor Reference Shares by the calculation agent pursuant to clause (A) of the first paragraph under “—Delisting of ADSs or termination of ADS facility,” on and after the change date, (i) the Initial Share Price for such Successor Reference Shares will be equal to the applicable Initial Share Price of the relevant original Reference Shares, (ii) the Final Share Price for such Successor Reference Shares will be the applicable closing price of one share of such Successor Reference Shares on the Valuation Date and (iii) the share adjustment factor for such Successor Reference Shares will be an amount as determined by the calculation agent in good faith as of the change date, taking into account, among other things, the closing price of the original Reference Shares on the trading day immediately preceding the change date, subject to adjustment for certain corporate events related to such Successor Reference Shares in accordance with “Adjustments.”

Following the selection of such Successor Reference Shares, the applicable Share Adjustment Factor for such Successor Reference Shares will be subject to adjustment as described above under “Adjustments.”

If such Successor Reference Shares are selected, we will, or will cause the calculation agent to, provide written notice to the trustee, to us and to DTC within thirty business days immediately following the change date, of the applicable Successor Reference Share Issuer, the applicable Successor Reference Shares and the applicable Initial Share Price for such Successor Reference Shares, as well as the applicable original Reference Shares so replaced. We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the calculation agent selects the applicable Underlying Stock to replace any Reference Shares pursuant to clause (B) of the first paragraph under “—Delisting of ADSs or termination of ADS facility” above, the Share Adjustment Factor for such Reference Shares will thereafter equal the last value of the applicable Share Adjustment Factor for such ADS multiplied by the number of applicable Underlying Stock represented by one such original Reference Share, subject to further adjustments as described under “Adjustments.” The closing price for such Reference Shares will be expressed in U.S. dollars, converting the closing price of the applicable Underlying Stock into U.S. dollars using the applicable exchange rate as described below.

On any date of determination, the applicable exchange rate will be the spot rate of the local currency of the applicable Underlying Stock relative to the U.S. dollar as reported by Reuters Group PLC (“Reuters”) on the relevant page for such rate at approximately the closing time of the relevant exchange for the applicable Underlying Stock on such day. However, (1) if such rate is not displayed on the relevant Reuters page on such date of determination, the applicable exchange rate on such day will equal an average (mean) of the bid quotations in The City of New York received by the calculation agent at approximately 11:00 a.m., New York City time, on the business day immediately following the date of determination, from three recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation) or, (2) if the calculation agent is unable to obtain three such bid quotations, the average of such bid quotations obtained from two recognized foreign exchange dealers or, (3) if the calculation agent is able to obtain such bid quotation from only one recognized foreign exchange dealer, such bid quotation, in each case for the purchase of the applicable foreign currency for U.S. dollars in the aggregate principal amount of the notes for settlement on the third business day following the date of determination. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the applicable exchange rate in its sole discretion.

The Material United States Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Reference Basket, that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that the instruments have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS might successfully assert that one or more of the Underlyings in the Reference Basket is a passive foreign investment company (“PFIC”) and that the constructive ownership transaction rules of Code section 1260 apply. See “Passive Foreign Investment Company and Construction Ownership Transaction Rules” below. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Passive Foreign Investment Company and Constructive Ownership Transaction Rules

Based upon the composition of the income and assets of one or more of the Underlyings in the Reference Basket, (including, among others, entities in which such Underlyings hold at least a 25% interest), and the nature of such Underlyings’ activities, such Underlyings may be characterized as PFICs for purposes of U.S. federal income tax.  Under Code section 1260, all or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to all or a portion of the gain derived from the securities if the securities reference an underlying equity interest in a “pass-thru entity” within the meaning of Code section 1260, which includes shares in a PFIC.  If the securities are treated as a constructive ownership transaction, any gain therefrom that otherwise would be long-term capital gain in excess of the “net underlying long-term capital gain” will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of your securities.  There is a presumption that all of the gain realized that otherwise would have been long-term capital gain is subject to recharacterization as ordinary income and an interest charge, unless the contrary is demonstrated by clear and convincing evidence.  Accordingly, any gain a U.S. Holder realizes from the sale, exchange or redemption of its securities in excess of the amount of long-term capital gain that it can establish that it would have realized had it (1) invested in the stocks comprising such Underlyings (rather than the securities) on the issue date of the securities, and (2) sold the stocks comprising such Underlyings on the date of sale, exchange or redemption of the securities, could be recharacterized as ordinary income and subject to an interest charge, as described above.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a Form 8938, “Statement of Specified Foreign Financial Assets,” annually with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file a Form 8938 under this provision.  The IRS has suspended the requirement to file a Form 8938 with income tax returns for returns that are filed before the release of Form 8938.  However, following the release of Form 8938, U.S. Holders for which the filing of Form 8938 has been suspended for a taxable year will be required to attach Form 8938 for each suspended taxable year to their next income tax or information return required to be filed with the IRS.  Penalties apply to any failure to file a Form 8938.  Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents received a fee from Credit Suisse or one of our affiliates of $12.50 per $1,000 principal amount of notes. For additional information, see “Underwriting” in the accompanying product supplement.

Credit Suisse